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Advaxis, Inc.

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Advaxis ISSUES LETTER ADVISING StockHOLDERS TO VOTE FOR PROPOSALS 2 AND 3 of proxy statement

Princeton, NJ – June 10, 2013 – Advaxis, Inc., (OTCBB: ADXS), a leader in developing the next generation of immunotherapies for cancer and infectious diseases, today issued a letter to stockholders recommending that stockholders vote 'FOR' Proposals No. 2 and No. 3 of Advaxis’ definitive proxy statement on Schedule 14A as filed with the U.S. Securities and Exchange Commission on April 30, 2013, and as supplemented to date. The letter conveys compelling reasons why Advaxis believes that approval of these proposals is the best strategic move for, and in the best interests of, its stockholders.

The full text of the letter follows:

June 10, 2013

Dear Fellow Stockholders,

We are writing to urge you to vote in favor of our current proxy proposals. Why? The answer is simple. We currently do not have steady access to financing that is efficient and will enable the Company to fully implement the commercialization of its drug candidates. And it is this work that is essential to bring the returns you expect from a biotech with very promising science.

Last year, for the first time, we encountered significant difficulties in raising capital to meet the cost of our clinical programs and the day to day costs of a dozen-employee company. And the capital that we were able to raise was highly dilutive to the Company’s stockholders.

We worked very hard to obtain that financing to keep our Company going and, while we had success, it was not sufficient to support the business for the long term. Our liquidity issues were reflected in our Form 10-K for our fiscal year ended October 31, 2012 (which reported that we had $232 on hand at the end of the fiscal year) and our stock price (which closed at $0.03 per share on the last day of the calendar year).

We believe this situation has suppressed our stock and made our Company less attractive to new stockholders. While 2013 has been better, the fundamental situation is unchanged.

Our recent financing experience has brought us into a position that is typical for an early stage biotech company. Nevertheless, with the capital that we were able to raise, we have been able to conduct successful clinical trials and continue to develop valuable intellectual property. Importantly, we are now positioned as a candidate for up-listing to a national market, such as NASDAQ. Many development stage companies fail to reach this point.

We’ve explained in our recent filings why up-listing to a national market is important to our Company and our overall business strategy. We write now to emphasize that this is the single most important means to gain access to additional sources of capital, namely “institutional” investors who currently will not invest in our Company because we are traded on the OTC and are a “penny-stock.” The second benefit is to be better positioned to secure research coverage for our Company, which can leverage our great science. If we are not able to obtain a listing on a national market, then we will of course continue to raise capital in our historical fashion. But it will, in our judgment, be more dilutive than the course we recommend: to implement a reverse stock split and up-list onto a national market in connection with the proposed capital raise.

Our goal is to raise funds at a minimum dilution for our stockholders. You know that, for a biotech, dilution is inevitable and essential. Early investors, like your management, put cash into a company anticipating that a scientific concept would multiply in value as it is developed into a potentially life-saving or life-extending drug. New money feeds that value generation process. Even licensing is another form of dilution, as future value is exchanged for cash and lower development costs that in turn require that less capital be raised.

We strongly believe that the decision to undertake the proposed capital raise and up-list to a national market, both of which will be enabled by a vote in favor of proxy Proposals No. 2 and No. 3, are the best strategic move for, and in the best interests of, stockholders. We will use the new dollars to further develop ADXS-HPV and we believe it will increase the value of the Company at a much higher rate than the cost of capital and, therefore, translate into an increase in the value of our stock.

Obviously, the choice is yours. We've worked hard to get the Company to this point. We believe that our stockholders will understand that this is what we consider to be the best path -- perhaps the only long-term sustainable one -- for our Company.

Few biotech companies survive this long. We have done so through the unwavering support of you, our stockholders. By this letter, we hope that you will understand the motivation for our proposals and can make a fully informed decision of your own. The Board of Directors and management of the Company strongly urge stockholders to vote in favor of Proposals No. 2 and No. 3 related to the Company’s certificate of incorporation.

If you have already voted “for” these proposals in the earlier proxy, you do not need to again vote “for” these proposals.

If you previously voted “against” these proposals you may change your vote by telephone, by Internet, or by mail.

If you need assistance voting your shares, please contact our proxy solicitor, Morrow & Co., LLC at 855-231-8973.

Sincerely,

Thomas A. Moore

Chairman & Chief Executive Officer

About Advaxis, Inc.

Advaxis is a clinical-stage biotechnology company developing the next generation of immunotherapies for cancer and infectious diseases. Advaxis immunotherapies are based on a novel platform technology using live, attenuated bacteria that are bio-engineered to secrete an antigen/adjuvant fusion protein(s) that is designed to redirect the powerful immune response all human beings have to the bacterium to the cancer itself.

ADXS-HPV is currently being evaluated in four clinical trials for human papillomavirus (HPV)-associated diseases: recurrent/refractory cervical cancer (India), locally advanced cervical cancer (GOG/NCI U.S. study, Clinical Trials.gov Identifier NCT01266460), head & neck cancer (CRUK study, Clinical Trials.gov Identifier NCT01598792), and anal cancer (BrUOG study, Clinical Trials.gov Identifier NCT01671488). Advaxis has over 15 distinct immunotherapies in various stages of development, developed directly by Advaxis and through strategic collaborations with recognized centers of excellence such as: the National Cancer Institute, Cancer Research – UK, the Wistar Institute, the University of Pennsylvania, the University of British Columbia, the Karolinska Institutet, and others. For more information please visit: advaxis.com | Facebook | twitter | LinkedIn

Forward-Looking Statements

This news release contains forward-looking statements, including, but not limited to: statements regarding Advaxis’ business strategy and its potential returns, the effects of implementing the reverse stock split and up-listing to a national market, Advaxis’ ability to raise funds at minimum dilution for stockholders, future development of ADXS-HPV and its effects on the value of Advaxis and the value of its stock. These forward-looking statements are subject to a number of risks, including the risk factors set forth from time to time in Advaxis' SEC filings, including but not limited to its report on Form 10-K for the fiscal year ended October 31, 2012, which is available at www.sec.gov. Advaxis undertakes no obligation to publicly release the result of any revision to these forward-looking statements which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. You are cautioned not to place undue reliance on any forward-looking statements.

For Further Information:

Diana Moore

Director, Investor Relations & Business Development

Advaxis, Inc.

dmoore@advaxis.com

609.452.9814

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